NEUBERGER BERMAN EQUITY FUNDS
                                   TRUST CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Genesis Fund
Neuberger Berman International Fund
Neuberger Berman Mid Cap Growth Fund


Date: December 17, 2007